EXHIBIT 10.2

WAIVER

In consideration for the benefits I will receive as a result of the participation by Intervest Bancshares Corporation (which is either my employer or the sole shareholder of my employer) in the United State Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or my employer for any changes to my compensation or benefits that are required to comply with the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

I acknowledge that the regulations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements) that I have with Intervest Bancshares Corporation or my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of Intervest Bancshares Corporation acquired through the TARP Capital Purchase Program.

This waiver includes all claims I may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments I would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on my employment relationship.

Dated: December 23, 2008

/s/ Lowell S. Dansker
Lowell S. Dansker

/s/ John J. Arvonio
John J. Arvonio

/s/ Keith A. Olsen
Keith A. Olsen

/s/ Stephen A. Helman
Stephen A. Helman

/s/ John Hoffmann
John Hoffmann